Exhibit 10.22

May 27, 2009

Robert Larson
7 Titus Place
Ridgefield, CT 06877

Dear Rob:

Pursuant to Paragraph 1 of the Amended Employment Agreement between you and Frontier Communications Corporation (the “Company”) dated December 24, 2008 (the “Agreement”), this letter shall serve as notice to you that the Company has elected not to renew the Agreement.  Therefore, effective September 1, 2009, the Agreement will expire pursuant to its terms.  The Company believes that non-renewal of your agreement is consistent with its general philosophy not to provide employment agreements to its executives, other than the CEO and, on limited terms, to members of the Senior Leadership Team.

Although the Company has chosen not to renew the Agreement, and the terms of the Agreement will no longer be in effect as of September 1, 2009, we would like to confirm your “at-will” employment pursuant to the terms and conditions previously discussed with you by Don Shassian, the Company’s Executive Vice-President and Chief Financial Officer, and as set forth below (the “Offer Letter”).  The terms and conditions set forth in this Offer Letter will become effective September 1, 2009.

1.      Title and Responsibilities.

You will hold the position of Senior Vice President and Chief Accounting Officer of the Company and your duties and responsibilities will be commensurate with this title as determined by the Company in its sole and exclusive discretion.  You will report directly to the Executive Vice-President and Chief Financial Officer.

2.      Compensation.

a.         Your annual salary will be $189,300, less all applicable withholdings and deductions, to be paid on a bi-monthly basis.  Your base salary will be subject to annual review by the Compensation Committee of the Board of Directors.  As you know the Company has enacted a furlough program beginning April 1, 2009 due to the economic recession.  While the furlough program is in effect, your base salary will be reduced by 6.15%.  The Company expects to discontinue this furlough program at the end of 2009.

b.         You will be eligible to participate in the Frontier Bonus Plan (“Bonus Plan”) with an annual target cash incentive of 60%.  Incentive compensation under the Bonus Plan is discretionary and, subject to approval of the Compensation Committee, may be earned based upon achieving the goals set forth in the Bonus Plan and your individual performance.  Incentive awards are issued at the Company’s discretion and on an annual basis.  The Company reserves the right to implement or discontinue the Bonus Plan at its own discretion.  Eligibility for any given plan does not guarantee participation.

c.         You will be eligible to receive an annual restricted stock target award with a fair market value on the date of grant in the range of $121,875 - $162,500 (subject to approval by the Compensation Committee of the Board of Directors) in accordance with the Company’s current equity incentive plan.  This amount is consistent with the range for other Senior Vice Presidents who are not members of the Senior Leadership Team.  Those shares of restricted stock, as well as the shares of restricted stock and options to purchase common stock already held by you will be subject to the annual vesting schedule set forth in the applicable agreement pursuant to which they were granted and to the other terms set forth in those agreements and the applicable equity incentive plan pursuant to which they were issued.

3.      Benefits.

You will be eligible to participate in such other Company benefit plans as are generally available to other exempt employees of the Company.

4.      At-Will Employment.

As of September 1, 2009, your employment with the Company will be at-will.  Either you or the Company may terminate your employment at any time, for any reason.  As such, this Offer Letter is not an express or implied contract, or promise or guarantee of employment.

Your employment will also be subject to the conditions set forth in the Company’s Code of Conduct as well as your compliance with all other Company policies, the terms of which may change from time to time and are incorporated herein, and your compliance with all applicable Federal, State and local laws.

5.      Governing Law.

This Offer Letter shall be governed by and constructed in accordance with the laws of the State of Connecticut, without regard to conflicts of laws principles thereof.

Sincerely,

/s/ Cecilia K. McKenney
Cecilia K. McKenney
Executive Vice President, HR & Call Center
Sales & Service

Cc: Daniel Schwartz, Esq.